Exhibit 3i.2

  State of Delaware
  Secretary of State
  Division of Corporations
 Delivered 10:00 AM 09/22/2016
  FILED 10:00 AM 09/22/2016
SR 20165895901 - File Number 6160761

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

First:        The name of this Corporation is SLS INDUSTRIAL. INC.

Second:       Its registered office in the State of Delaware is to be located at 1201 Orange St, Suite 600, One Commerce Center in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is Agents and in County of New Caste.

Third:       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:        The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000); Four Hundred Fifty Million shares (450,000,000) of which are designated as Common Shares, $0.0001 par value per share, and Fifty Million (50,000,000) of which are designated as Preferred Stock, $0.001 par value, which may be subdivided into various Classes or Series with Rights, Privileges and Preferences to be hereafter determined and designated by the Board of Directors, by filing a Certificate of Designation for each separate Class or Series, and which Certificates of Designation for Class A Preferred Stock and Class B Preferred Stock, are filed herewith.

Fifth:        The name and mailing address of the incorporator are as follows:

Name: Paul Dickman

Mailing Address: 1624 Market Street, Suite 201, Denver, CO

Zip Code: 80202

I, The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand 20th this day of September, A.D. 2016.

By: /s/ Paul Dickman Incorporator Name: Paul Dickman